Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3ASR No. 333-217596) of CVS Health Corporation, and

(2)
Registration Statements (Form S-8 Nos. 333-230035, 333-228622, 333-167746, 333-217853, 333-208805, 333-141481, 333-139470, 333-63664, 333-91253, 333-49407, 333-34927, and 333-28043) of CVS Health Corporation;

of our report dated February 28, 2019 (except for Note 17, as to which the date is August 8, 2019), with respect to the consolidated financial statements of CVS Health Corporation and our report dated February 28, 2019, with respect to the effectiveness of internal control over financial reporting of CVS Health Corporation, incorporated by reference in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Boston, Massachusetts
August 8, 2019